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                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                           12 Months            12 Months
         (Dollars in thousands, except per share data)                      December             December
                                                                              1997                 1996
                                                                              ----                 ----
       BASIC:

              Weighted Average Common Shares Outstanding                   38,131,631            39,506,572

              Net Income (Loss)                                          ($    37,277)         $     54,586

              Less Preferred Stock Dividend, Net of Tax                        (3,757)               (3,735)
                                                                         ------------          ------------

              Net Income (Loss) Available to Common Shareholders         ($    41,034)         $     50,851

BASIC EARNINGS PER COMMON SHARE                                          ($      1.08)         $       1.29


       DILUTED:

              Weighted Average Common Shares Outstanding                   38,131,631            39,506,572

              Adjustments for assumed conversion of convertible
              preferred stock and common stock options                      4,136,397             3,910,072
                                                                         ------------          ------------

                                                                           42,268,028            43,416,644

              Net Income (Loss)                                          ($    37,277)         $     54,586

              Additional ESOP Contribution, Net of Tax                         (1,803)               (1,873)
                                                                         ------------          ------------

              Adjusted Net Income (Loss)                                 ($    39,080)         $     52,713


DILUTED EARNINGS PER SHARE                                               ($      0.92)         $       1.21

         Note: Due to the anti-dilutive effect of the net loss in 1997, Basic Earnings Per Share is reported for both Basic and Diluted Earnings Per Share.